Exhibit 99.3

U.S. BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL

INFORMATION

On December 1, 2022, U.S. Bancorp (the “Company”) acquired MUFG Union Bank N.A.’s core regional banking franchise (“MUFG Union Bank”) from Mitsubishi UFJ Financial Group, Inc. (“MUFG”) pursuant to the terms of a previously announced Share Purchase Agreement, dated as of September 21, 2021 (as amended by Amendment No. 1 to the Share Purchase Agreement, dated as of May 10, 2022, the “Share Purchase Agreement”), by and among the Company, MUFG and MUFG Americas Holdings Corporation, under which the Company purchased all of the issued and outstanding shares of common stock of MUFG Union Bank for a purchase price consisting of $5.5 billion in cash and approximately 44 million shares of common stock of the Company. Under the terms of the Share Purchase Agreement, the purchase price was based on MUFG Union Bank having a tangible book value of $6.25 billion at the closing of the acquisition. At the closing of the acquisition, MUFG Union Bank had $3.5 billion in capital over the $6.25 billion tangible book value target. The additional capital received is held at the MUFG Union Bank subsidiary and is required to be repaid to MUFG on or prior to the fifth anniversary date of the completion of the purchase, in accordance with the terms of the Share Purchase Agreement. As such, it is recognized as debt at the parent company. The transaction excludes the purchase of substantially all of MUFG Union Bank’s Global Corporate & Investment Bank (other than certain deposits), certain middle and back office functions, and other assets that were transferred by MUFG Union Bank to MUFG prior to the acquisition (“Excluded Assets and Liabilities”).

The unaudited pro forma condensed combined consolidated financial information has been prepared to give effect to the following:

•

The unaudited pro forma condensed combined consolidated income statements of the Company and MUFG Union Bank for the year ended December 31, 2021 and the nine months ended September 30, 2022, gives effect to the acquisition pursuant to the Share Purchase Agreement as if it had occurred on January 1, 2021;

•

The unaudited pro forma condensed combined consolidated balance sheet of the Company and MUFG Union Bank as of September 30, 2022, gives effect to the acquisition pursuant to the Share Purchase Agreement as if it had occurred on September 30, 2022;

•

The acquisition of MUFG Union Bank by the Company is accounted for under the provisions of authoritative accounting guidance where the assets and liabilities of MUFG Union Bank have been recorded by the Company at their respective fair values as of the date the acquisition is completed; and

•	Certain reclassifications are made to conform the historical financial statement preparation of MUFG Union Bank to the Company.

The following unaudited pro forma condensed combined consolidated financial information and related notes are based on and should be read in conjunction with (i) the historical audited financial statements of the Company and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the historical unaudited consolidated financial statements of the Company and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and (ii) the historical audited consolidated financial statements of MUFG Union Bank and the related notes for the year ended December 31, 2021, included in Exhibit 99.1 to this Current Report on Form 8-K/A and the historical unaudited consolidated financial statements of MUFG Union Bank and the related notes for the period ended September 30, 2022, included in Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined consolidated financial information is provided for illustrative purposes only. The unaudited pro forma condensed combined consolidated financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined consolidated financial information also does not consider any potential effects of changes in market conditions on revenues, cost savings, asset dispositions, and share repurchases, among other factors.

The Company completed its preliminary valuation analysis and calculations of the fair market value of certain assets acquired and liabilities assumed from MUFG Union Bank as of December 1, 2022. Preliminary estimates of the fair value of assets acquired and liabilities assumed will be subsequently reviewed and finalized within the first year of operations subsequent to the acquisition date to determine the necessity for adjustments. Fair value adjustments, if any, are most common to the values established for amortizable intangible assets, with the offset to goodwill, net of any income tax effect. Preliminary estimates of fair value were used by the Company to initially record (and disclose herein) the acquisition of MUFG Union Bank as of the December 1, 2022 acquisition date. The Company is using independent third-party valuation specialists to assist it in determining the fair value of assets acquired and liabilities assumed for the acquisition. As of this filing, the specialists have not completed their analysis and thus these fair value estimates are preliminary. These preliminary fair value estimates will be subsequently reviewed and may be adjusted based on the results of this valuation prior to December 1, 2023.

The Company has also reviewed and will continue to review the accounting policies and practices of MUFG Union Bank, and as a result, may identify differences between the accounting policies and practices of the two companies that, when conformed, could have an impact on the financial statements of the Company after giving effect to the acquisition.

U.S. Bancorp and MUFG Union Bank excluding Non-Acquired Assets and Liabilities

Pro Forma Condensed Combined Consolidated Balance Sheet

(Unaudited) - presented as if the acquisition of MUFG Union Bank was effective as of September 30, 2022

September 30 2022 (Dollars in Millions)	U.S. Bancorp as Reported	MUFG Union Bank as Reported	Excluded Non- Acquired Assets and Liabilities (A)	Reclassification Adjustments		Transaction Accounting Adjustments (B)		Pro Forma Combined
Assets
Cash and due from banks	$41,652	$11,771	$10,032	$—		$(5,500)	(D)	$57,955
Investment securities	154,097	24,764	—	—		(1,818)	(E)	177,043
Loans held for sale	3,647	869	(549)	—		2,198	(F)	6,165
Loans	342,708	78,684	(19,301)	—		(5,324)	(G)	396,767
Less allowance for loan losses	(6,017)	(784)	235	—		202	(H)	(6,364)

Net loans	336,691	77,900	(19,066)	—		(5,122)		390,403
Goodwill	10,125	1,252	(480)	—		1,235	(I)	12,132
Other intangible assets	4,604	79	—	160	(C)	2,644	(J)	7,487
Other assets	50,157	7,921	(2,401)	(160)	(C)	486	(K)	56,003

Total assets	$600,973	$124,556	$(12,464)	$—		$(5,877)		$707,188

Liabilities and Shareholders’ Equity
Deposits	$471,148	$90,631	$(1,357)	$—		$(26)		$560,396
Borrowings	57,294	14,851	(5,562)	—		2,901	(L)	69,484
Other liabilities	24,553	3,681	(1,042)	—		124	(M)	27,316

Total liabilities	552,995	109,163	(7,961)	—		2,999		657,196
Preferred equity	6,808	—	—	—		—		6,808
Common equity	40,705	15,313	(4,503)	—		(8,796)	(N)	42,719

Total shareholders’ equity	47,513	15,313	(4,503)	—		(8,796)		49,527
Noncontrolling interests	465	80	—	—		(80)	(M)	465

Total equity	47,978	15,393	(4,503)	—		(8,876)		49,992

Total liabilities and equity	$600,973	$124,556	$(12,464)	$—		$(5,877)		$707,188

U.S. Bancorp and MUFG Union Bank excluding Non-Acquired Assets and Liabilities

Pro Forma Condensed Combined Consolidated Income Statement

(Unaudited) - presented as if the acquisition of MUFG Union Bank was effective on January 1, 2021

Year Ended December 31, 2021 (Dollars and Shares in Millions, Except Per Share Data)	U.S. Bancorp as Reported	MUFG Union Bank as Reported	Excluded Non- Acquired Assets and Liabilities (A)	Transaction Accounting Adjustments (B)			Pro Forma Combined
Net interest income	$12,494	$2,697	$(612)	$379	(C	)	$14,958
Provision for credit losses	(1,173)	(393)	(22)	662	(D	)	(926)

Net interest income after provision for credit losses	13,667	3,090	(590)	(283)			15,884
Noninterest income	10,227	2,848	(2,004)	—			11,071
Noninterest expense	13,728	4,517	(2,224)	1,901	(E	)	17,922

Income before income taxes	10,166	1,421	(370)	(2,184)			9,033
Applicable income taxes	2,181	295	(81)	(561)	(G	)	1,834

Net income	7,985	1,126	(289)	(1,623)			7,199
Net (income) loss attributable to noncontrolling interests	(22)	10	—	—			(12)

Net income attributable to combined company	$7,963	$1,136	$(289)	$(1,623)			$7,187

Net income applicable to common shareholders	$7,605	$1,136	$(289)	$(1,623)			$6,829

Earnings per common share	$5.11						$4.45
Diluted earnings per common share	$5.10						$4.45
Average common shares outstanding	1,489			44			1,533
Average diluted common shares outstanding	1,490			44			1,534

U.S. Bancorp and MUFG Union Bank excluding Non-Acquired Assets and Liabilities

Pro Forma Condensed Combined Consolidated Income Statement

(Unaudited) - presented as if the acquisition of MUFG Union Bank was effective on January 1, 2021

Nine Months Ended September 30, 2022 (Dollars and Shares in Millions, Except Per Share Data)	U.S. Bancorp as Reported	MUFG Union Bank as Reported	Excluded Non- Acquired Assets and Liabilities (A)	Transaction Accounting Adjustments (B)			Pro Forma Combined
Net interest income	$10,435	$2,278	$(348)	$379	(C	)	$12,744
Provision for credit losses	785	103	(14)	—			874

Net interest income after provision for credit losses	9,650	2,175	(334)	379			11,870
Noninterest income	7,413	2,021	(1,496)	—			7,938
Noninterest expense	10,863	3,549	(1,803)	97	(F	)	12,706

Income before income taxes	6,200	647	(27)	282			7,102
Applicable income taxes	1,292	129	3	72	(G	)	1,496

Net income	4,908	518	(30)	210			5,606
Net (income) loss attributable to noncontrolling interests	(8)	10	—	—			2

Net income attributable to combined company	$4,900	$528	$(30)	$210			$5,608

Net income applicable to common shareholders	$4,648	$528	$(30)	$210			$5,356

Earnings per common share	$3.13						$3.50
Diluted earnings per common share	$3.13						$3.50
Average common shares outstanding	1,485			44			1,529
Average diluted common shares outstanding	1,486			44			1,530

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined consolidated financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined consolidated income statements for the year ended December 31, 2021 and the nine months ended September 30, 2022 combine the historical consolidated income statements of the Company and MUFG Union Bank, giving effect to the acquisition as if it had been completed on January 1, 2021. The accompanying unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2022, combines the historical consolidated balance sheets of the Company and MUFG Union Bank, giving effect to the acquisition as if it had been completed on September 30, 2022.

The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared to illustrate the effects of the acquisition involving the Company and MUFG Union Bank under the acquisition method of accounting with the Company as the acquirer. The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of MUFG Union Bank as of the closing date have been recorded by the Company at their respective fair values, and the excess of the acquisition consideration and liability for additional capital held at MUFG Union Bank over the fair value of MUFG Union Bank’s net assets has been allocated to goodwill.

The pro forma allocation of the preliminary total purchase consideration reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the final actual total purchase consideration allocation. Valuations subject to adjustment include, but are not limited to, loans, certain deposits, certain other assets, customer relationships, and the core deposit intangibles.

Note 2. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined consolidated financial information, management performed a preliminary analysis of MUFG Union Bank’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of the Company. These unaudited pro forma condensed combined consolidated financial statements include certain reclassifications to conform the historical financial statement presentation of MUFG Union Bank to the Company.

Note 3. Preliminary Total Purchase Consideration Calculation and Allocation

The following table sets forth a preliminary calculation of the estimated total consideration paid by the Company to acquire the net assets of MUFG Union Bank as of December 1, 2022:

(Dollars in Millions)
Cash	$5,500
Market value of shares of common stock	2,014

Total consideration transferred at acquisition close date	7,514
Discounted liability to MUFG (a)	2,944

Total	$10,458

(a)

Represents $3.5 billion of noninterest-bearing additional capital held at MUFG Union Bank upon close of the acquisition to be delivered to MUFG on or prior to the fifth anniversary date of the completion of the acquisition, discounted at the Company’s 5-year unsecured borrowing rate as of the acquisition date, per authoritative accounting guidance.

The following table sets forth a preliminary allocation of the estimated total purchase consideration and liability for additional capital held at MUFG Union Bank to the fair value of the assets and liabilities of MUFG Union Bank using MUFG Union Bank’s consolidated unaudited balance sheet as of September 30, 2022, excluding the Excluded Assets and Liabilities, with the excess recorded in goodwill. The fair value marks are as of December 1, 2022:

(Dollars in Millions)	September 30, 2022
Assets
Cash and due from banks	$21,803
Investment securities	22,946
Loans held for sale	2,518
Loans	54,059
Less allowance for loan losses	(347)

Net loans	53,712
Other intangible assets	2,883
Other assets	5,846

Total assets	109,708
Liabilities
Deposits	89,248
Borrowings	9,246
Other liabilities	2,763

Total liabilities	101,257

Net assets	8,451

Preliminary goodwill	$2,007

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Consolidated Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All taxable adjustments were tax-effected using the estimated blended statutory tax rate for each legal entity, which approximated 26 percent overall, to arrive at deferred tax asset or liability adjustments.

(A)

Balance sheet activity of the Excluded Assets and Liabilities, reflecting MUFG Union Bank transactions that occurred prior to the acquisition date, including cash received by MUFG Union Bank on certain assets and liabilities transferred to MUFG prior to the acquisition. Increase in cash also reflects additional capital held at MUFG Union Bank at acquisition close.

(B)

Transaction accounting adjustments represent fair value marks of acquired MUFG Union Bank assets and liabilities at December 1, 2022 and estimated consideration that would have been given by the Company to acquire MUFG Union Bank.

(C)	Represents the reclassification of the MUFG Union Bank mortgage servicing rights asset from other assets to intangible assets to conform to the presentation of the Company.

(D)	Represents the cash payment as part of purchase consideration.

(E)	Fair value adjustment on held-to-maturity investment securities.

(F)

Represents certain loans transferred to loans held for sale, reflecting the Company’s intent to sell these loans immediately after the close of the acquisition, net of the associated expected write-down to fair value.

(G)	Represents certain loans transferred to loans held for sale, fair value marks, and the gross-up of prior loan charge-offs on PCD loans.

(H)	Represents the net impact of the elimination of the MUFG Union Bank allowance for loan losses prior to acquisition and the estimated required incremental allowance for loan losses.

(I)

Represents the write-off of MUFG Union Bank goodwill related to previous acquisitions made by MUFG Union Bank, and the preliminary estimated goodwill associated with the acquisition of MUFG Union Bank.

(J)

Represents the adjustment to intangible assets to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including core deposit benefits. The calculation of fair value and estimated useful lives is preliminary and subject to change.

(K)	Represents fair value adjustments on deferred tax assets, capitalized software and other assets related to purchase accounting.

(L)	Represents the discounted liability to MUFG for additional capital received by the Company on the acquisition date, net of fair value adjustments on borrowings balances related to purchase accounting.

(M)	Primarily represents the reclassification of MUFG Union Bank-related noncontrolling interests in tax credit investments to other liabilities to conform to the presentation of the Company.

(N)	Represents the elimination of MUFG Union Bank equity prior to acquisition, net of the market value of common stock issued as part of purchase consideration.

Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Consolidated Income Statements

(A)	Represents the income and expenses for the year ended December 31, 2021 and the nine months ended September 30, 2022 for the Excluded Assets and Liabilities.

(B)

Transaction accounting adjustments included the estimated provision for credit losses on the non-PCD loan portfolio, estimated transaction costs, the estimated purchase accounting impacts on loans, investment securities, borrowings, deposits and other intangibles, and the related impacts on tax balances, as applicable.

(C)	Represents accretion of the estimated purchase accounting marks on loans, investment securities, borrowings and deposits.

(D)	Represents nonrecurring provision for credit losses recognized on the non-PCD loan portfolio at acquisition close.

(E)	Includes $1.4 billion of nonrecurring merger and integration costs incurred by the Company, as well as other intangibles amortization incurred as a result of the acquisition.

(F)	Includes other intangibles amortization, net of the reversal of $239 million of nonrecurring 2022 merger and integration costs accelerated to 2021.

(G)

Represents the estimated income tax impacts resulting from the provision for credit losses on the non-PCD loan portfolio, transaction costs and estimated purchase accounting impacts on loans, investment securities, borrowings, deposits and other intangibles, as applicable.